EXHIBIT 99.1
American Axle & Manufacturing Reports
Second Quarter 2012 Earnings Results

New Business Backlog Grows to $1.2 Billion for Programs Launching from 2012 - 2014

Detroit, Michigan, July 27, 2012-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter 2012.
Second Quarter 2012 Results

•	Second quarter 2012 sales of $739.8 million, up 7.8% on a year-over-year basis

•	Non-GM sales grew 8.5% on a year-over-year basis to $198.2 million

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of equipment) of $48.0 million

•	Net income of $4.7 million, or $0.06 per share

•
AAM's quarterly results reflect the impact of special charges and restructuring costs of $36.5 million (or $0.49 per share), related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

AAM's net earnings in the second quarter of 2012 were $4.7 million, or $0.06 per share. This compares to net earnings of $49.2 million or $0.65 per share in the second quarter of 2011.
In the second quarter of 2012, AAM's results reflect the impact of special charges and restructuring costs of $36.5 million (or $0.49 per share), related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. These special charges included $28.1 million of expense for a contingency related to a claim made by the International UAW for pension and postretirement benefits.

“AAM's financial results for the second quarter of 2012 were highlighted by strong sales growth driven by solid profitability and positive free cash flow,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM is excited about the opportunity to make additional progress on our profitable growth and business diversification initiatives as we continue to support the launch of many new products, processes and systems on a global basis in the near-term. AAM's advanced driveline technologies and high-quality, operationally-flexible global manufacturing, engineering and sourcing footprint are the key factors driving our success in growing AAM's new business backlog, which now stands at approximately $1.2 billion for programs launching from 2012 through 2014.”
Net sales in the second quarter of 2012 increased approximately 8% to $739.8 million as compared to $686.2 million in the second quarter of 2011. Non-GM sales were up 8.5% to $198.2 million in the second quarter of 2012 as compared to $182.7 million in the second quarter of 2011.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the second quarter of 2012, AAM's content-per-vehicle was $1,439 as compared to $1,504 in the second quarter of 2011 and $1,475 in the first quarter of 2012. A reduction in deferred revenue recognition related to the 2008 AAM-GM agreement and lower four-wheel drive penetration in our customers' North American light truck and SUV programs were the principal factors driving the lower content-per-vehicle in the second quarter of 2012 as compared to the second quarter of 2011 and first quarter of 2012.
AAM's net sales in the first half of 2012 increased approximately 12% to $1.49 billion as compared to $1.33 billion in the first half of 2011. Non-GM sales in the first half of 2012 increased approximately 8.5% on a year-over-year basis to $391.8 million or 26.3% of AAM's total sales.
AAM's gross profit in the second quarter of 2012 was $85.8 million or 11.6% of sales. For the second quarter of 2011, AAM's gross profit was $130.5 million, or 19.0% of sales.
AAM's gross profit for the first half of 2012 was $225.0 million compared to $245.9 million in the first half of 2011. Gross margin was 15.1% in the first half of 2012 as compared to 18.5% in the first half of 2011.
AAM's SG&A spending in the second quarter of 2012 was $55.5 million, or 7.5% of sales, as compared to $58.8 million, or 8.6% of sales, in the second quarter of 2011. AAM's R&D spending in the second quarter of 2012 was $28.8 million as compared to $27.3 million in the second quarter of 2011.
In the first half of 2012, AAM's SG&A spending was $117.3 million as compared to $115.5 million in the first half of 2011. AAM's R&D spending increased approximately $5.3 million in the first half of 2012 on a year-over-year basis to $58.9 million as compared to $53.6 million in the first half of 2011.
In the second quarter of 2012, AAM's operating income was $30.3 million or 4.1% of sales.
AAM's operating income in the first half of 2012 was $107.7 million as compared to $130.4 million in the first half of 2011. Operating margin was 7.2% in the first half of 2012 as compared to 9.8% in the first half of 2011.
In the second quarter of 2012, AAM's net income was $4.7 million or 0.6% of sales. Diluted earnings per share were $0.06 per share in the second quarter of 2012. For the second quarter 2011, AAM's net income was $49.2 million or 7.2% of sales. Diluted earnings per share were $0.65 per share for the second quarter 2011.
AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization excluding the impact of curtailment gains or losses, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable. In the second quarter of 2012, AAM's Adjusted EBITDA was $103.3 million or 14.0% of sales. For the second quarter of 2011, AAM's Adjusted EBITDA was $107.5 million or 15.7% of sales.
AAM defines free cash flow to be net cash provided by (or used in) operating activities, less capital expenditures net of proceeds from the sale of equipment. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any.
Net cash provided by operating activities for the second quarter 2012 was $96.1 million. Capital spending, net of proceeds from the sale of equipment, for the second quarter 2012 was $48.1 million. Reflecting the impact of this activity, AAM generated free cash flow of $48.0 million for the second quarter 2012.
AAM's free cash flow in the second quarter 2012 reflects the impact of approximately $12.3 million of cash payments for special charges and restructuring actions (principally related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility).
New Business Backlog
AAM's three-year backlog of new business launching from 2012 through 2014 has grown to $1.2 billion in future annual sales.  The growth in new business backlog reflects the impact of expanded awards from multiple global vehicle manufacturers for programs in North America and the growth markets of Brazil and Thailand.
A conference call to review AAM's second quarter 2012 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on July 27, 2012 until 5:00 p.m. ET August 3, 2012 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 95285667.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

Cautionary Statement Concerning Forward-Looking Statements
In this press release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words of expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of the current sovereign debt crisis in the Euro-zone; reduced purchases of our products by GM, Chrysler or other customers; liabilities arising from warranty claims, product recall, product liability and legal proceedings to which we are or may become a party; our ability to realize the expected revenues from our new business backlog; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; changes in liabilities arising from pension and other postretirement benefit obligations; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to attract new customers and programs for new products; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to respond to changes in technology, increased competition or pricing pressures; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); price volatility in, or reduced availability of, fuel; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); our ability to consummate and integrate acquisitions and joint ventures; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$739.8	$686.2	$1,491.3	$1,331.8

Cost of goods sold	654.0	555.7	1,266.3	1,085.9

Gross profit	85.8	130.5	225.0	245.9

Selling, general and administrative expenses	55.5	58.8	117.3	115.5

Operating income	30.3	71.7	107.7	130.4

Interest expense	(23.4)	(20.5)	(47.4)	(41.8)

Investment income	0.1	0.3	0.4	0.6

Debt refinancing costs	—	(3.1)	—	(3.1)

Other income (expense), net	(0.6)	(0.7)	(1.8)	0.3

Income before income taxes	6.4	47.7	58.9	86.4

Income tax expense (benefit)	1.7	(0.2)	3.9	1.9

Net income	4.7	47.9	55.0	84.5

Net loss attributable to the noncontrolling interests	—	1.3	0.9	2.4

Net income attributable to AAM	$4.7	$49.2	$55.9	$86.9

Diluted earnings per share	$0.06	$0.65	$0.74	$1.15

Diluted shares outstanding	75.1	75.4	75.1	75.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)

Net income	$4.7	$47.9	$55.0	$84.5

Other comprehensive income (loss), net of tax
Defined benefit plans	(0.5)	0.4	(14.5)	3.5
Foreign currency translation adjustments	(22.5)	8.3	(11.8)	13.5
Change in derivatives	(0.2)	(0.1)	5.4	1.1
Other comprehensive income (loss)	(23.2)	8.6	(20.9)	18.1

Comprehensive income (loss)	(18.5)	56.5	34.1	102.6

Net loss attributable to noncontrolling interests	—	1.3	0.9	2.4
Foreign currency translation adjustments
attributable to noncontrolling interests	—	—	(0.2)	(0.8)

Comprehensive income (loss) attributable to AAM	$(18.5)	$57.8	$34.8	$104.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2012	December 31, 2011
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$85.2	$169.2
Accounts receivable	474.2	333.3
Inventories	208.5	177.2
Prepaid expenses and other current assets	93.7	83.4
Total current assets	861.6	763.1

Property, plant and equipment, net	990.3	971.2
Goodwill	155.9	155.9
GM postretirement cost sharing asset	253.9	260.2
Other assets and deferred charges	179.5	178.3
Total assets	$2,441.2	$2,328.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$439.6	$337.1
Accrued compensation and benefits	96.8	110.6
Deferred revenue	24.3	32.9
Accrued expenses and other current liabilities	131.2	95.5
Total current liabilities	691.9	576.1

Long-term debt	1,174.3	1,180.2
Deferred revenue	80.0	88.2
Postretirement benefits and other long-term liabilities	889.7	903.8
Total liabilities	2,835.9	2,748.3

Stockholders' deficit	(394.7)	(419.6)
Total liabilities and stockholders' deficit	$2,441.2	$2,328.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In millions)		(In millions)
Operating activities
Net income	$4.7	$47.9	$55.0	$84.5
Depreciation and amortization	37.0	34.9	73.7	68.8
Other	54.4	32.7	(104.1)	(36.8)

Net cash flow provided by operating activities	96.1	115.5	24.6	116.5

Purchases of property, plant & equipment	(48.4)	(40.1)	(92.9)	(71.6)
Proceeds from sales of property, plant & equipment	0.3	6.3	1.2	7.8

Net cash flow used in investing activities	(48.1)	(33.8)	(91.7)	(63.8)

Financing activities
Net decrease in long-term debt	(74.1)	(44.1)	(7.3)	(47.4)
Debt issuance costs	—	(5.3)	—	(5.3)
Employee stock option exercise	—	—	0.1	4.6
Purchase of treasury stock	—	—	(5.9)	(0.1)
Purchase of noncontrolling interest	—	—	(4.0)	—

Net cash flow used in financing activities	(74.1)	(49.4)	(17.1)	(48.2)

Effect of exchange rate changes on cash	(1.5)	0.6	0.2	1.2

Net increase (decrease) in cash and cash equivalents	(27.6)	32.9	(84.0)	5.7

Cash and cash equivalents at beginning of period	112.8	217.4	169.2	244.6

Cash and cash equivalents at end of period	$85.2	$250.3	$85.2	$250.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In millions)		(In millions)

Net income attributable to AAM	$4.7	$49.2	$55.9	$86.9
Interest expense	23.4	20.5	47.4	41.8
Income tax expense (benefit)	1.7	(0.2)	3.9	1.9
Depreciation and amortization	37.0	34.9	73.7	68.8

EBITDA	$66.8	$104.4	$180.9	$199.4

Other special charges, curtailment gains
and restructuring costs(e)	36.5	—	31.2	—
Debt refinancing and redemption costs	—	3.1	—	3.1

ADJUSTED EBITDA	$103.3	$107.5	$212.1	$202.5

Net debt(b) to capital

	June 30, 2012	December 31, 2011
	(In millions, except percentages)

Total debt	$1,174.3	$1,180.2
Less: cash and cash equivalents	85.2	169.2

Net debt at end of period	1,089.1	1,011.0

Stockholders' deficit	(394.7)	(419.6)

Total invested capital at end of period	$694.4	$591.4

Net debt to capital(c)	156.8%	171.0%

Free Cash Flow(d)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In millions)		(In millions)

Net cash provided by operating activities	$96.1	$115.5	$24.6	$116.5
Less: Purchases of property, plant & equipment, net of proceeds	(48.1)	(33.8)	(91.7)	(63.8)

Free cash flow	$48.0	$81.7	$(67.1)	$52.7

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of curtailment gains or losses, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment, net of proceeds from sales of equipment. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.

(e)
Special charges and restructuring costs of $36.5 million for three months ended June 30, 2012 and $31.2 million for the six months ended June 30, 2012 primarily relate to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. This special charge activity includes $28.1 million of expense for a contingency related to a claim made by the International UAW for pension and postretirement benefits in the second quarter of 2012 and a $21.8 million postretirement benefit curtailment gain in the first quarter of 2012.